Exhibit 19.1
GCM Grosvenor Inc.
Insider Trading Compliance Policy
GCM Grosvenor Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
Persons Covered
You must comply with this policy if you are:
•a director, officer or employee;
•an entity controlled by a director, officer or employee; or
•a contractor, consultant, or other person designated by the Company.
Individuals subject to this policy are responsible for reasonably ensuring that members of their household comply with this policy.
Policy Statement
Unless otherwise permitted by this policy, you must not:
•purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner, or an economically-linked company, such as a competitor or peer company, while you possess material nonpublic information that you obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);
•directly or indirectly communicate material nonpublic information to anyone outside the Company unless you follow Company policy regarding confidential information; or
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.
For this purpose:
•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;

Exhibit 19.1
•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
•nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Company’s General Counsel or their designee (the “Compliance Officer”).
Quarterly Blackout Periods
The Compliance Officer, the Company’s Chief Financial Officer or the Company’s Board of Directors will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.
The quarterly blackout period:
•begins at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company; and
•ends upon completion of the second full trading day after the public release of earnings data for that quarter.
Exceptions to the blackout period policy may be approved by both the Compliance Officer and the Chief Financial Officer (or the Chief Financial Officer, in the case of the Compliance Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer; or the Compliance Officer, in the case of the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer) or, in the case of exceptions for directors, by the Company’s Board of Directors.
Additional Blackout Periods
From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.

Exhibit 19.1
Pre-Clearance of Transactions
The Compliance Officer, the Chief Financial Officer or the Company’s Board of Directors will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.
To submit a pre-clearance request, you must follow the procedures established by the Compliance Officer and the Chief Financial Officer.
Pre-clearance approval:
•may be granted or withheld in the sole discretion of both of the Compliance Officer and the Chief Financial Officer (or the Chief Financial Officer for transactions by the Compliance Officer, or the Compliance Officer for transactions by the Chief Financial Officer);
•remains valid for five business days for transactions without a proposed transaction date;
•remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for “sell-to-cover” transactions pursuant to a policy adopted by the Company or transactions under a previously approved Rule 10b5-1 plan or a previously approved non-Rule 10b5-1 trading arrangement.
Exempt Transactions
This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
•transactions directly with the Company;
•bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” or “cash settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);

Exhibit 19.1
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
•transactions under a pre-cleared Rule 10b5-1 plan;
•transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K); or
•purchases of the Company’s securities (other than by persons designated as subject to Section 16 of the 1934 Act by the Company’s Board of Directors) resulting from the reinvestment of dividends paid on the Company’s securities pursuant to the terms of any dividend reinvestment plan offered by the Company through a broker to be approved by both of the Compliance Officer and the Chief Financial Officer; for the avoidance of doubt, any subsequent sale of the Company’s securities acquired pursuant to such plan, any decision to participate in such plan, or change of instructions regarding the level of withholding contributions which are used to purchase such stock under such plan, is subject to this policy (including, as applicable, the pre-clearance requirements and the black-out prohibitions described herein).
Trading Plans
The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•both the Compliance Officer and the Chief Financial Officer has pre-approved.
The Compliance Officer and the Chief Financial Officer may impose such other conditions on the implementation and operation of the trading plan as the Compliance Officer and the Chief Financial Officer deem necessary or advisable. A trading plan may be modified outside of a blackout period when you do not possess material nonpublic information. Modifications to and terminations of a trading plan must be pre-approved by both of the Compliance Officer and the Chief Financial Officer.
Compliance of a trading plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan, and none of the Company, the Company’s Board of Directors, the Compliance Officer, the Chief Financial Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a trading plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a trading plan.

Exhibit 19.1
Prohibited Transactions
You may not engage in:
•short sales (i.e., sales of shares that you do not own at the time of sale);
•options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
Nothing in this policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Post-Termination Transactions
If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.
Policy Administration
The Compliance Officer and the Chief Financial Officer shall have the authority to interpret, amend and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The Compliance Officer will administer the policy as it applies to any trading activity by the Chief Financial Officer, and the Chief Financial Officer will administer the policy as it applies to any trading activity by the Compliance Officer.
Actions taken by the Company, the Company’s Board of Directors, the Compliance Officer, the Chief Financial Officer or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this policy or with securities laws.
Certification of Compliance
You may be asked periodically to certify your compliance with the terms and provisions of this policy.